Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

BioLargo, Inc. and Subsidiaries

We consent to the inclusion in this Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 (Registration No. 333-222572) of BioLargo, Inc.  (the “Company”) of our report dated March 29, 2019, relating to our audits of the Company’s consolidated financial statements as of December 31, 2017 and 2018 and for the years then ended, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

Our report dated March 29, 2019 contains an explanatory paragraph that states the Company has experienced recurring losses, negative cash flows from operations, has limited capital resources, and a net stockholders’ deficit. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We also consent to the reference to our Firm under the heading “Experts” in this Post-Effective Amendment No. 2 to the Registration Statement on Form S-1.

/s/ HASKELL & WHITE LLP

Irvine, California

May 15, 2019